Exhibit 99.1

Zhongpin Reports Higher Revenues and Lower Net Income for the First Quarter 2012

BEIJING and CHANGGE, China, May 9, 2012 /PRNewswire-Asia-FirstCall/ — Zhongpin Inc. ("Zhongpin", Nasdaq: HOGS), a leading meat and food processing company in the People's Republic of China, today reported higher sales revenues and lower net income for the three months ended March 31, 2012 compared with the first quarter 2011.

First Quarter 2012 highlights:

•	Sales revenues increased 31% to $374.1 million in the first quarter 2012 from $285.8 million in the first quarter 2011.

•	Net income decreased 27.8% to $12.2 million in the first quarter 2012 from $16.9 million in the first quarter 2011.

•	Basic earnings per share decreased 29.8% to $0.33 in the first quarter 2012 from $0.47 in the first quarter 2011 on average basic shares outstanding that were 4.6% higher than in the first quarter 2011.

•	Diluted earnings per share decreased 29.8% to $0.33 in the first quarter 2012 from $0.47 in the first quarter 2011 on average diluted shares outstanding that were 3.5% higher than in the first quarter 2011.

•	Guidance for 2012 is maintained: Zhongpin expects that sales revenues should be within a range of US$1.55 billion to $1.72 billion for 2012. Gross profit margin is expected to be within the range of 8.6% to 10.2%. Net profit margin is expected to be within the range of 3.3% to 4.2%. The resulting diluted earnings per share for the year 2012 is expected to be within the range of $1.36 to $1.92 per share, assuming average diluted common shares outstanding of about 37.5 million shares in 2012. Assumptions and judgments supporting the guidance are shown below.

•	As of March 31, 2012, Zhongpin had a total annual capacity of 904,760 metric tons for pork, pork products, and vegetables and fruits.

Mr. Xianfu Zhu, Chairman and Chief Executive Officer for Zhongpin, said, "The intense competitive pressure in the pork market to gain market share continued in the first quarter as the pork industry goes through consolidation. As a result, pork prices did not increase, as a percent, as much as hog prices increased, which narrowed the gross profit spread between the cost of hogs and the price of pork. Further, substantial promotion costs were required to be competitive in both keeping and gaining market share. As expected, we incurred higher expenses in promotion, marketing, and operations to build market share and prepare the Company for increasing success in the future.

"Although, pork prices and volumes were generally higher in the first quarter than in the first quarter of 2011, we expect the prices of both hogs and pork to decline approximately 15% to 20% in 2012, so it will continue to be difficult to report higher results in 2012 than in 2011.

"As you know, in 2012 we are slowing the rate of our capacity expansions and focusing on greater use of existing facilities, which we believe should help offset some of the pressure on our financial results.

"Given the challenging competition that is very likely to continue in the marketplace in 2012, we still expect to report somewhat higher revenues in 2012 than 2011, a somewhat lower gross profit margin, and a somewhat lower net profit margin than in 2011, and diluted earnings per share within the range of $1.36 to $1.92 per share in 2012.

"Zhongpin provides outstanding, flavorful, and increasingly convenient pork products with the highest product quality and safety, from farm to fork. Those products are the foundation of our success and our future. We offer more than 410 types of pork products and more than 25 different categories of vegetables and fresh fruits and have more than 90 new products under development as of March 31, 2012, so we believe that our existing products and those in our new product pipeline will continue to be attractive to consumers and help Zhongpin gain market share in the challenging years ahead."

Capacity and market expansions in 2012

Zhongpin is investing approximately $58.5 million to build a new production, research and development, and training complex in Changge, Henan province, excluding the cost of land use rights that we have already obtained. When completed, we anticipate that this new facility will have a production capacity of about 100,000 metric tons for prepared pork products. Adjacent to this new production facility, we also plan to develop a center for research and development, training, and quality assurance and control. Construction for the first phase with a production capacity of approximately 50,000 metric tons for prepared pork products started in the second quarter of 2011 and is scheduled to be completed by the second quarter of 2012.

Zhongpin is investing approximately $18.0 million in a cold-chain logistics distribution center in Anyang, Henan. This distribution center will have processing capacity, a temperature adjustable warehouse with a floor area of approximately 27,000 square meters, a distribution center, and a quality control center. The distribution center will be used for third-party cold-chain logistics service. Zhongpin expects to put this distribution center into operation in the third quarter of 2012.

Zhongpin plans to invest approximately $87.5 million in a chilled and frozen food processing and distribution center in Kunshan, Jiangsu, which is near Shanghai. The center will be built in three phases. The first phase will include a processing center, cold-chain logistics center, and business complex. Zhongpin expects to invest about $35.0 million on the first phase that should be put into operation in the fourth quarter of 2012.

Zhongpin will be investing approximately $49.0 million to build a slaughtering and processing plant, low temperature prepared pork plant, and logistics center in Tangshan, Hebei province. This facility will have an annual production capacity of about 60,000 metric tons for chilled pork, 20,000 metric tons for frozen pork, and 22,000 metric tons for prepared pork products. The construction is scheduled to start in the second quarter of 2012 and the new facility for chilled and frozen pork is expected to begin operations in the first quarter of 2013.

Zhongpin will be investing approximately $10.5 million in a by-product processing plant in Changge, Henan province. This facility will have a production capacity for 100 million meters of casings and 300 billion units of raw material to make heparin sodium. The construction started in March 2012 and the new facility is expected to begin operations in the fourth quarter of 2012.

Zhongpin has established a joint venture company, of which the Company owns 65%, with Henan Xinda Animal Husbandry Company Limited in June 2011. The joint venture company is financed by capital contributions and bank loans. All capital contributions to the joint venture company have been made to date. The joint venture company will provide 20,000 sire boars annually. The facility for sire boar breeding is under construction and should start operating in the second quarter 2012.

As of March 31, 2012, Zhongpin had an annual capacity of 728,760 metric tons for chilled and frozen pork, 126,000 tons for prepared pork products, 20,000 tons for pork oil, and 30,000 tons for vegetables and fruits, for a combined total of 904,760 metric tons.

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Guidance for the year 2012

Mr. Warren Wang, Zhongpin's Chief Financial Officer, said, "We are maintaining our prior guidance that we issued on March 13, 2012.

"Our guidance for 2012 is based on several assumptions that include:

•	Continuation of China's policies designed to stimulate domestic consumption and economic growth.

•	Average hog prices in China are expected to decrease about 15% to 20% in 2012 from 2011, based on the assumed forecasted trend for the supply of live hogs and the increasing cost to raise hogs.

•	A higher percentage of sales from our higher-margin chilled pork and prepared pork products in 2012 compared with 2011, while we plan to continue to increase sales volumes of processed pork products to optimize our product structure.

•	Average capacity utilization for the year of about 75% for pork products.

•	Increasing distribution efficiencies and reduction in the duration of delivery times through the expansion of our cold-chain logistics system, networks, and services.

•	Total government subsidies for Zhongpin are expected to be $5 million in 2012.

"In addition, we have assumed that the more aggressive price competition that we saw in the latter part of 2011 and the first quarter of 2012 will continue in 2012, especially aggressive promotion efforts by our major competitors.

"We have assumed that we will increase our expenses in four areas in 2012:

•	First, we will continue to build our brand and do that more aggressively in 2012 than in 2011;

•	second, we will increase our investments in human resources, especially in training and recruiting;

•	third, we will increase research and development for new customized products with different styles and tastes to further satisfy customer needs in different regions, with the objective of capturing more market share for prepared pork products; and

•	fourth, we will advance our information technology and information systems more rapidly to support our cold-chain logistics system, optimize the structure of the supply chain, and to reduce the management cost.

"Lastly, we have assumed that the historical trend of increasing costs for labor, energy, environmental protection, and quality assurance and control will continue into the future, including in 2012.

"Given those comments and assumptions, we are maintaining our prior guidance.

"For the year 2012, we expect that Zhongpin's sales revenues should be within a range of US$1.55 billion to $1.72 billion.

"Gross profit margin is expected to be within the range of 8.6% to 10.2%.

"Net profit margin is expected to be within the range of 3.3% to 4.2%.

"Diluted earnings per share for the year 2012 are expected to be within the range of $1.36 to $1.92 per share, assuming average diluted common shares outstanding of about 37.5 million shares in 2012.

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"Zhongpin believes that China's meat and food industry will continue to consolidate in 2012 at a more rapid pace than in 2011, which may result in higher market shares for the leading producers. We believe that Zhongpin is equipped to meet the challenge of increasing competition and that our guidance for 2012 can be achieved."

Sales revenues

Total sales revenues increased $88.3 million or 31% to $374.1 million for the three months ended March 31, 2012 from $285.8 million in the first quarter 2011 primarily due to higher average selling prices and higher sales volume for pork products. The higher volume resulted mainly from continuing increases in the number of retail outlets, geographic expansion of our distribution network and processing facilities, and higher sales to chain restaurants, food service providers, and wholesalers and distributors in China. The following table shows the changes in our tonnage, sales revenues, and average price per metric ton by product division.

	Sales by Division (unaudited)
	First quarter ended March 31, 2012			First quarter ended March31, 2011
	Metric tons	Sales revenues (millions)	Average price per metric ton	Metric tons	Sales revenues (millions)	Average price per metric ton
Pork and Pork Products
Chilled pork	87,146	$248.8	$2,855	70,099	$168.6	$2,405
Frozen pork	25,523	67.0	$2,625	32,736	73.5	$2,245
Prepared pork products	21,426	55.7	$2,600	20,114	41.3	$2,053
Vegetables and Fruits	2,906	2.6	$895	3,288	2.4	$730
Total	137,001	$374.1	$2,731	126,237	$285.8	$2,264

Chilled pork revenues increased on higher tonnage at higher average prices per ton. Chilled pork revenues increased 48% in the first quarter 2012 from the first quarter 2011. Chilled pork tonnage increased 24% and the average price per metric ton increased 19% in the first quarter 2012 from the first quarter 2011. The higher average selling price for chilled pork was mainly due to fluctuations in the market price of pork or pork-related products and changes of our product mix within this product division. The increase in chilled pork revenues was also due to successful capacity expansion, increased sales to existing customers, and increased volume of sales of our products as we entered new geographic markets, expanded our points of sales, and gained new customers.

Frozen pork revenues decreased on lower tonnage at higher average prices. Frozen pork revenues decreased 9% in the first quarter 2012 from the first quarter 2011. Frozen pork tonnage decreased 22% and the average price per metric ton increased 17% in the first quarter 2012 from the first quarter 2011. The decrease in tonnage was due to the strategic adjustment of our product mix towards selling less frozen pork products, which have a lower profit margin. The higher average selling price of frozen pork products was the result of fluctuations in the market price of pork or pork-related products.

Prepared pork revenues increased on higher tonnage at higher average prices. Revenues from prepared pork products increased 35% in the first quarter 2012 from the first quarter 2011. Prepared pork tonnage increased 7% and the average price per metric ton increased 27% in the first quarter 2012 from the first quarter 2011. Prepared pork products are becoming more important to our business since customers are increasingly demanding them for their convenience and flavor. We plan to gradually increase sales from prepared pork products by building our brand recognition and expanding our capacity for these products.

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Pork products totaled 99.3% of total sales revenues in the first quarter 2012 and 99.2% in the first quarter 2011.

Vegetables and fruits revenues increased on lower tonnage at higher average prices. Vegetables and fruits revenues increased 8% in the first quarter 2012 from the first quarter 2011. Tonnage of vegetables and fruits decreased 12% and the average price per metric ton increased 23% in the first quarter 2012 from the first quarter 2011. Vegetables and fruits were 0.7% of total revenues in the first quarter 2012 and 0.8% in the first quarter 2011.

Distribution channels

The sales of pork and vegetable products are closely related to the particular regional markets in which our distribution channels are located. Therefore, the increase in metric tons sold for the first quarter of 2012 was partly attributable to our efforts to expand our distribution channels.

The following table shows revenues by distribution channel. In the first quarter 2012, retail channels accounted for 31.3% of sales revenues, wholesalers and distributors were the largest at 41.1%, restaurants and food services were 25.7%, and exports were 1.9% of sales revenues. The expansion in our distribution channels and geographical coverage has been a significant factor in the increase in our sales volume.

	Sales Revenues by Distribution Channel (unaudited)
U.S.$ in millions except %	First quarter ended March 31			Percent
	2012	2011	Net change	change
Retail channels	$117.0	$107.7	$9.3	9%
Wholesalers and distributors	153.7	97.4	56.3	58%
Restaurants and food services	96.1	77.2	18.9	24%
Export	7.3	3.5	3.8	109%
Total	$374.1	$285.8	$88.3	31%

The increase in sales to different distribution channels was mainly due to the following factors: (a) our production capacity has increased because we completed the expansion project of our facilities in Taizhou in the Jiangsu province and in Changchun in the Jilin province in December 2011, and we maintained our capacity utilization rate on average for all facilities; (b) we have built our brand image and brand recognition through general advertising, display promotions, and sales campaigns; (c) we have increased the number of stores and other channels through which we sell our products; (d) we believe consumers are placing more importance on food safety and are willing to pay higher prices for safe food products; and (e) revenues from export sales increased 109% in the first quarter 2012 from the first quarter 2011.

The following table shows the number of stores, supermarket counters, and the city tier coverage where our distribution channels generated sales volume in the first quarters of 2012 and 2011.

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	Numbers of Stores, Counters, and Cities Generating Sales Volume (unaudited)
	March 31,		Net	Percent
	2012	2011	change	change
Retail locations
Showcase stores	161	165	(4)	(2)%
Branded stores	1,329	1,105	224	20%
Supermarket counters	1,948	2,108	(160)	(8)%
Total	3,438	3,378	60	2%

City tier coverage for all distribution channels
First-tier cities	29	29	-	-
Second-tier cities	134	131	3	2%
Third-tier cities	435	424	11	3%
Total	598	584	14	2%

As of March 31, 2012, our customers included 139 international and domestic fast food companies in China, 138 processing factories, and 1,416 school cafeterias, factory canteens, hotels, army bases, hospitals and government departments. As of March 31, 2012, we also sold directly to consumers in 3,438 retail stores and supermarkets in China.

Cost of Sales

Cost of sales primarily includes our costs of raw materials, labor costs, and overhead. Of our total cost of sales, our cost of raw materials typically accounts for about 95% to 97%, our overhead typically accounts for 2% to 3.5%, and our labor costs typically account for 1.0% to 1.7%, with slight variations from period to period. All of our meat products are derived from the same raw materials, which are live hogs. Our vegetable and fruit products are purchased from farmers located close to our processing facility in Changge in the Henan province. As a result, the purchasing costs of live hogs and vegetables and fruits represent substantially all of our costs of raw materials. The increase in our cost of sales was consistent with but considerably higher than our increase in sales revenues.

	Cost of Sales by Division (unaudited)
U.S.$ in millions except %	First quarter ended March 31, 2012			First quarter ended March 31, 2011
	Metric tons	Amount (millions)	Average cost per metric ton	Metric tons	Amount (millions)	Average cost per metric ton
Pork and Pork Products
Chilled pork	87,146	$227.1	$2,606	70,099	$149.6	$2,134
Frozen pork	25,523	62.8	$2,461	32,736	67.8	$2,071
Prepared pork products	21,426	46.5	$2,170	20,114	30.6	$1,521
Vegetables and Fruits	2,906	2.3	$791	3,288	1.9	$578
Total	137,001	$338.7	$2,472	126,237	$249.9	$1,980

Gross profit margin (gross profit divided by revenues) decreased to 9.5% in the first quarter 2012 from 12.6% in the first quarter 2011 primarily due to (a) higher competition in the market, (b) the decrease in the gap between pork prices and hog prices, (c) increased promotional activities to grow our market share, and (d) the increase in overhead due to the higher labor costs and utility costs.

General, administrative, and selling expenses

General and administrative expenses increased $3.0 million or 47% to $9.4 million in the first quarter 2012 from $6.4 million in the first quarter 2011. As a percent of revenues, general and administrative expenses increased to 2.5% in the first quarter 2012 from 2.2% in the first quarter 2011. The higher general and administrative expenses in the first quarter 2012 were primarily due to a $1.2 million increase in the provision for bad debts due to higher accounts receivable as of March 31, 2012 and a $0.9 million increase in salaries due to opening of the two new facilities Taizhou Zhongpin and Changchun Zhongpin, and a $0.6 million increase due to increase in other taxes as a result of the property, plant, and equipment being placed in service in December 2011 for the two new facilities and therefore we started paying land and property taxes in the first quarter 2012.

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Selling expenses increased $0.1 million or 1.5% to $6.4 million in the first quarter 2012 from $6.3 million in the first quarter 2011 due mainly to higher sales of pork and pork products, a $0.4 million increase in salary expenses, and a $0.2 million increase in other selling expenses, partly offset by a $0.5 million decrease in advertising expenses. Selling expenses as a percent of revenues decreased to 1.7% in the first quarter 2012 from 2.2% in the first quarter 2011.

Interest expense, net

Interest expense, net of interest income, increased $2.2 million or 41% to $7.6 million in the first quarter 2012 from $5.4 million in the first quarter 2011 primarily due to (a) higher interest rates in the first quarter 2012 compared with first quarter 2011 because the People's Bank of China increased interest rates to cool down China's economy; (b) higher outstanding loan balances during the first quarter 2012 than in the first quarter 2011, and (c) bank notes that were cashed in during the first quarter 2012 that generated interest expenses.

Other income and government subsidies

Other income and government subsidies increased $0.5 million or 50% to $1.5 million in the first quarter 2012 from $1.0 million in the first quarter 2011 primarily due to a $0.6 million increase in other income due to a value-added-tax refund in the first quarter 2012, partly offset by a $0.2 million decrease in government subsidies.

Provision for income taxes

The effective tax rate in China on income generated from the sale of prepared products is 25% and there is no income tax on income generated from the sale of raw products, including raw meat products and raw vegetable and fruit products. The provision for income taxes decreased $0.3 million in the first quarter 2012 from the first quarter 2011, due mainly to higher sales of prepared meat products at lower profit margins.

Net income

Net income decreased $4.7 million or 27.8% to $12.2 million in the first quarter 2012 from $16.9 million in the first quarter 2011.

The reduction was mainly due to higher sales revenues from higher tonnage sold at higher average prices; the higher sales revenues were more than offset by (a) higher cost of sales since the cost of hogs increased at a higher percentage than did the price of pork products, higher promotional activities were required to grow market share, and labor and utility costs continued to rise; (b) general and administrative expenses were higher due to a provision for bad debts and higher salaries; and (c) higher interest expense and lower government subsidies. The higher expenses were mainly due to intense competitive pressure in the pork market as the industry continues to consolidate and companies are required to vie aggressively to win additional market share in a variety of ways. Zhongpin's net profit margin (net income divided by sales revenues) declined to 3.3% in the first quarter 2012 from 6.2% in the first quarter 2011.

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Earnings per share

The earnings per share numbers below are based on net income attributable to Zhongpin Inc. shareholders.

Basic earnings per common share decreased 29.8% to $0.33 in the first quarter 2012 from $0.47 in the first quarter 2011. Average basic shares outstanding increased 4.6% to 37,498,563 shares in the first quarter 2012 from 35,850,877 shares in the first quarter 2011.

Diluted earnings per common share decreased 29.8% to $0.33 in the first quarter 2012 from $0.47 in the first quarter 2011. Average diluted shares outstanding increased 3.5% to 37,503,019 shares in the first quarter 2012 from 36,224,022 shares in the first quarter 2011.

Common shares issued and outstanding were 40,355,502 shares as of March 31, 2012. Zhongpin common shares held in Zhongpin's treasury were 3,166,838 shares as of March 31, 2012. The shares held in the treasury are included in the common shares issued and outstanding.

Liquidity and capital resources

During the first quarter 2012, Zhongpin's net cash flow increased cash and equivalents by $24.6 million. Cash and equivalents totaled $160.5 million as of March 31, 2012 compared with $135.8 million as of December 31, 2011. As of March 31, 2012, working capital (current assets minus current liabilities) was $(10.5) million.

Net cash used in operating activities in the first quarter 2012 was $3.7 million, primarily from net income that provided $12.2 million, depreciation that provided $5.5 million, accounts payable and accounts receivable that used a net of $2.9 million, inventories that used $13.3 million, and other items that used $5.2 million.

Net cash used in investing activities in the first quarter 2012 was $24.6 million, primarily for construction in progress, deposits for the purchase of land use rights, and additions to property and equipment that together used $24.6 million.

Net cash provided by financing activities in the first quarter 2012 was $52.7 million, primarily from the proceeds from loans and notes, net of repayments, that provided $57.0 million, a repurchase of common stock that used $2.8 million, and the repayment of a capital lease obligation that used $1.5 million.

As a result, including the effect from foreign currency exchange rate changes on cash, Zhongpin increased its cash and cash equivalents in the first quarter 2012 by $24.6 million. Cash and cash equivalents on March 31, 2011 totaled $160.5 million compared with $135.8 million as of December 31, 2011.

Zhongpin believes its existing cash and cash equivalents, together with its ability to secure bank borrowings, will be sufficient to finance its investment in new facilities, with budgeted capital expenditures of about $141.9 million over the next 12 months, and to satisfy its working capital needs. It intends to satisfy its short-term debt obligations that mature over the next 12 months through additional short-term bank loans, in most cases by rolling over the maturing loans into new short-term loans with the same lenders.

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Conference call and webcast

Zhongpin will host its first quarter 2012 earnings conference call and live webcast at 8:00 a.m. Eastern Daylight Time (New York) on Thursday, May 10, 2012 (which is also 8:00 p.m. in China on the same day).

The dial-in details for the live conference call are:

U.S. toll-free number	1-866-549-1292
International dial-in number	+852-3005-2050
Mainland China toll-free number	800 876 8626 (land line)
Mainland China toll mobile	400 681 6949 (mobile)
Mainland China toll mobile	400 889 9481 (mobile)
Participant PIN code	326 957#

The live webcast and archive of the conference call will be available on the Investor Relations section of Zhongpin's website at http://www.zpfood.com.

A telephone replay of the call will be available after the conclusion of the conference call through 8:00 a.m. Eastern Daylight Time, May 24, 2012. The dial-in details for the telephone replay are:

U.S. toll-free number	1-866-753-0743
Mainland China toll free number	800 876 5016 (land line)
International dial-in number	+852-3005-2020
Conference reference	145 136#

About Zhongpin

Zhongpin Inc. is a leading meat and food processing company that specializes in pork and pork products, vegetables, and fruits in China. Its distribution network in China covers 20 provinces plus Beijing, Shanghai, Tianjin, and Chongqing and includes 3,438 retail outlets as of March 31, 2012. Zhongpin's export markets include Europe, Hong Kong, and other countries in Asia. For more information about Zhongpin, please visit Zhongpin's website at http://www.zpfood.com.

Safe harbor statement

Certain statements in this news release may be forward-looking statements made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Zhongpin has based its forward-looking statements largely on its current expectations and projections about future events and trends that it believes may affect its business strategy, results of operations, financial condition, and financing needs.

These projections involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, which may include but are not limited to such factors as downturns in the Chinese economy, unanticipated changes in product demand, interruptions in the supply of live pigs and or raw pork, the effects of weather on hog feed production, poor performance of the retail distribution network, delivery delays, freezer facility malfunctions, Zhongpin's ability to build and commence new production facilities according to intended timelines, the ability to prepare Zhongpin for growth, the ability to predict Zhongpin's future financial performance and financing ability, changes in regulations, and other information detailed in Zhongpin's filings with the United States Securities and Exchange Commission. These filings are available from www.sec.gov or from Zhongpin's website at www.zpfood.com.

You are urged to consider these factors carefully in evaluating Zhongpin's forward-looking statements and are cautioned not to place undue reliance on those forward-looking statements, which are qualified in their entirety by this cautionary statement. All information provided in this news release is as of the date of this release. Zhongpin does not undertake any obligation to update any forward-looking statement as a result of new information, future events, or otherwise, except as required by law.

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For more information, please contact:

Zhongpin Inc.

Mr. Sterling Song (English and Chinese)
Director of Investor Relations
Telephone +86 10 8455 4188 extension 106 in Beijing
ir@zhongpin.com

Mr. Warren (Feng) Wang (English and Chinese)
Chief Financial Officer
Telephone +86 10 8455 4388 in Beijing
warren.wang@zhongpin.com

Christensen

Mr. Julian (Yujia) Zhao (English and Chinese)
Telephone +86 10 5826 4727 in Beijing
yzhao@christensenir.com

Mr. Tom Myers (English)
Mobile +86 139 1141 3520 in Beijing
tmyers@christensenir.com

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ZHONGPIN INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(Amount in U.S. dollars) (Unaudited)

	Three Months Ended
	March 31,
	2012	2011

Revenues
Sales revenues	$374,127,384	$285,783,221
Cost of sales	(338,651,649)	(249,866,971)
Gross profit	35,475,735	35,916,250

Operating expenses
General and administrative expenses	(9,416,975)	(6,427,546)
Selling expenses	(6,437,120)	(6,273,320)
Research & development expenses	(86,628)	(431,506)
Impairment loss	-	-
Total operating expenses	(15,940,723)	(13,132,372)

Income from operations	19,535,012	22,783,878

Other income (expense)
Interest income(expenses),net	(7,625,481)	(5,437,069)
Other income (expenses),net	563,605	(66,845)
Government subsidies	915,348	1,114,621
Total other income (expense)	(6,146,528)	(4,389,293)

Net income before taxes	13,388,484	18,394,585
Provision for income taxes	(1,193,329)	(1,511,390)

Net income after taxes	12,195,155	16,883,195
Net (income)/loss attributable to noncontrolling interest	2,160	(154)

Net income attributable to Zhongpin Inc. shareholders	12,197,315	16,883,042

Foreign currency translation adjustment	582,654	3,807,915
Foreign currency translation adjustment attributable to noncontrolling interest	(863)	(1,062)
Foreign currency translation adjustment attributable to Zhongpin Inc. shareholders	581,791	3,806,853

Comprehensive income	12,777,809	20,691,110
Comprehensive income attributable to noncontrolling interest	1,297	(1,216)
Comprehensive income attributable to Zhongpin Inc. shareholders	$12,779,106	$20,689,894

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ZHONGPIN INC.

CONDENSED CONSOLIDATED  BALANCE  SHEETS

(Amount in U.S. dollars)

	March 31,	December 31,
	2012	2011
	( Unaudited)
ASSETS
Current assets
Cash and cash equivalents	160,488,031	135,845,095
Restricted cash	108,518,607	91,444,216
Bank notes receivable	47,975,915	29,171,060
Accounts receivable, net of allowance for doubtful accounts of $3,907,144 and $2,323,920	70,209,486	40,161,898
Other receivables, net of allowance for doubtful accounts of $530,104 and $449,048	1,671,814	1,081,311
Purchase deposits	12,842,852	14,320,357
Inventories	55,266,805	41,944,020
Prepaid expenses	304,724	379,633
Allowance receivables	954,845	3,116,108
VAT recoverable	35,741,158	30,472,864
Deferred tax assets	573,392	572,791
Other current assets	1,665,428	1,545,534
Total current assets	496,213,057	390,054,887

Long term investment	476,622	476,122
Property and equipment (net)	427,971,935	427,929,871
Deposits for purchase of land usage rights	38,537,116	27,930,404
Construction in progress	56,857,539	47,887,224
Land usage rights	96,565,051	96,981,393
Deferred charges	6,816	8,665
Total assets	1,116,628,136	991,268,566

LIABILITIES AND EQUITY

Current liabilities
Short-term loans	155,103,470	115,653,574
Bank notes payable	223,392,593	177,627,006
Long-term loans - current portion	30,490,586	16,016,419
Capital lease obligation	4,274,305	5,769,600
Accounts payable	44,412,624	15,693,948
Other payables	24,741,671	26,873,586
Accrued liabilities	12,998,099	12,596,651
Deposits from customers	9,014,165	12,550,096
Tax payable	2,199,164	1,822,812
Deferred subsidy-current portion	68,845	68,773
Total current liabilities	506,695,522	384,672,465

Deferred tax liabilities	524,949	524,399
Deposits from customers-Long term portion	2,278,500	2,615,449
Long-term loans	90,848,382	97,261,330
Deferred subsidy-Long term portion	1,973,567	1,988,693
Total liabilities	602,320,920	487,062,336

Equity

Common stock:par value $0.001; 100,000,000 authorized; 40,355,502 and 40,355,502 shares issued and outstanding	40,355	40,355
Additional paid-in capital	239,782,199	239,364,449
Retained earnings	246,397,386	234,200,071
Less: Treasury stock, at cost: 3,166,838 and 2,798,538 shares in 2012 and 2011	(26,225,647)	(23,131,074)
Accumulated other comprehensive income	53,486,844	52,905,053
Total Zhongpin Inc. Shareholders' Equity	513,481,137	503,378,854
Noncontrolling interest	826,079	827,376
Total shareholders' equity	514,307,216	504,206,230
Total liabilities and shareholders' equity	1,116,628,136	991,268,566

12

ZHONGPIN INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

(Amount in U.S. dollars) (Unaudited)

	Three Months Ended March 31,
	2012	2011
Cash flows from operating activities:
Net income	$12,195,155	$16,883,195
Adjustments to reconcile net income to net cash provided by (used in) operations:
Depreciation	5,537,984	3,964,080
Amortization of intangible assets	516,966	456,188
Loss from sale-leaseback	-	-
Provision for allowance for bad debt	1,657,949	388,054
Staff welfare amortization	-	-
Impairment loss	-	-
Other income	(129,699)	-
Gain on disposal of a subsidiary	-	-
Stock-based compensation expense	417,749	368,627

Changes in operating assets and liabilities:
Accounts receivable	(31,521,161)	(7,515,312)
Other receivables	(950,981)	(968,464)
Purchase deposits	1,489,444	(504,858)
Prepaid expenses	75,128	(461,894)
Inventories	(13,251,435)	(6,910,560)
Allowance receivables	2,160,068	(1,835,583)
VAT recoverable	(5,225,549)	(3,410,453)
Deferred tax asset/liability, net	-	-
Other current assets	(118,029)	22,422
Deferred charges	1,855	7,052
Accounts payable	28,643,061	8,880,836
Other payables	(2,035,430)	773,741
Deferred subsidy	-	-
Accrued liabilities	388,216	2,261,200
Tax payable	373,669	(76,742)
Deposits from customers	(3,541,776)	(2,311,969)
Deposits from customers - Long term portion	(338,991)	(153,576)
Other noncurrent assets	-	-
Net cash provided (used) by operating activities	(3,655,807)	9,855,984

Cash flows from investing activities:
Deposits for purchase of land usage rights	(10,555,624)	(16,148,923)
Construction in progress	(11,461,585)	(11,504,427)
Additions to property and equipment	(2,585,772)	(2,484,867)
Additions to land usage rights	-	-
Proceeds on sale of fixed assets	5,905	-
Increase in restricted cash	-	(38,251,560)
Investment in a non-controlling entity	-	-
Proceeds from disposal of a subsidiary	-	-
Net cash used in investing activities	(24,597,076)	(68,389,777)

Cash flows from financing activities:
Proceeds from (repayment of) bank notes, net	9,806,307	76,059,193
Proceeds from short-term bank loans	88,785,573	48,608,579
Repayment of short-term bank loans	(49,538,008)	(37,814,486)
Proceeds from long-term loans	7,926,069	-
Repayment of long-term loans	-	(1,228,744)
Repayment of capital lease obligation	(1,498,250)	(1,783,221)
Proceeds from offering of common stock	-	66,356,662
Repurchase of common stock	(2,812,322)	-
Proceeds from exercised warrants and option	-	-
Capital contribution by non-controlling interest	-	797,485
Net cash provided by financing activities	52,669,369	150,995,468

Effect of rate changes on cash	226,450	931,197
Increase in cash and cash equivalents	24,642,936	93,392,872
Cash and cash equivalents, beginning of period	135,845,095	84,172,186
Cash and cash equivalents, end of period	$160,488,031	$177,565,058

Supplemental disclosures of cash flow information:
Cash paid for interest	$8,122,027	$5,158,272
Cash paid for income taxes	$819,660	$1,674,353

13